Exhibit 3.1(b)

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FALCON ACQUISITION GROUP, INC.,

a Delaware corporation

Falcon Acquisition Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

1.    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 11, 2013.

2.    The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) of the Corporation was filed with the Secretary of State of the State of Delaware on December 2, 2013.

3.    The amendment of the Amended and Restated Certificate of Incorporation of the Corporation herein certified was duly adopted by the Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.    The amendment of the Amended and Restated Certificate of Incorporation of the Corporation herein certified was duly adopted by the Corporation’s stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5.    Article I of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:

“The name of the corporation (the “Corporation”) is Frontier Group Holdings, Inc.”

6.    Except as provided in the immediately preceding paragraph, all other provisions of the Amended and Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

(Signature Page Follows)

IN WITNESS WHEREOF, Falcon Acquisition Group, Inc. has caused this Certificate of Amendment to be signed by William A. Franke, its Chairman, this 7th day of December, 2015.

FALCON ACQUISITION GROUP, INC.

By:	/s/ William A. Franke
William A. Franke
Chairman